Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement (the “Registration Statement”) of Realty Income Corporation on Form S-4 and in the related proxy statement/prospectus, which are part of the Registration Statement, of our written opinion dated October 29, 2023, appearing as Annex C to such proxy statement/ prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Spirit’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC”, “The Merger—Spirit’s Reasons for the Merger; Recommendations of the Spirit Board of Directors”, “The Merger—Opinion of Spirit’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC”, “The Merger—Opinion of Spirit’s Financial Advisors—Summary of Financial Analyses of Morgan Stanley”, “The Merger—Opinion of Spirit’s Financial Advisors—Spirit Unaudited Prospective Financial Information” and “The Merger Agreement—Conduct of Business Pending the Merger”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Mike Connor
Mike Connor
Managing Director

New York, New York

December 1, 2023